UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

SECURITIES ACT OF 1933
Release No. 9113 / March 16, 2010

SECURITIES EXCHANGE ACT OF 1934
Release No. 61719 / March 16, 2010

ADMINISTRATIVE PROCEEDING
File No. 3-13532

In the Matter of

Prime Capital Services, Inc.,
Gilman Ciocia, Inc.,
Michael P. Ryan,
Rose M. Rudden,
Christie A. Andersen,
Eric J. Brown,
Matthew J. Collins,
Kevin J. Walsh,
Mark W. Wells,

Respondents.

ORDER MAKING FINDINGS AND IMPOSING REMEDIAL SANCTIONS PURSUANT TO SECTION 8A OF THE SECURITIES ACT OF 1933 AND SECTIONS 15(b) AND 21C OF THE SECURITIES EXCHANGE ACT OF 1934 AS TO PRIME CAPITAL SERVICES, INC. AND GILMAN CIOCIA, INC.

I.

On June 30, 2009, the Securities and Exchange Commission ("Commission") instituted administrative proceedings pursuant to Section 8A of the Securities Act of 1933, Sections 15(b) and 21C of the Securities Exchange Act of 1934 and Section 203(f) of the Investment Advisers Act of 1940, against Prime Capital Services, Inc. ("PCS") and Gilman Ciocia, Inc. ("G&C"), among others.

II.

PCS and G&C (collectively, the "Entity Respondents") have submitted an Offer of Settlement (the "Offer"), which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission's jurisdiction over them and the subject matter of these proceedings, which are

admitted, the Entity Respondents consent to the entry of this Order Making Findings and Imposing Remedial Sanctions Pursuant to Section 8A of the Securities Act of 1933 and Sections 15(b) and 21C of the Securities Exchange Act of 1934 as to Prime Capital Services, Inc. and Gilman Ciocia, Inc. ("Order") as set forth below.

III.

On the basis of this Order and Entity Respondents' Offer, the Commission finds[1] that:

Respondents

1. Gilman Ciocia, Inc. ("G&C"), is an income tax preparation business headquartered in Poughkeepsie, New York. It also offers financial services in New York, New Jersey, Pennsylvania and Florida through its wholly-owned subsidiaries, Prime Capital Services, Inc. ("PCS"), a broker-dealer registered with the Commission, and Asset & Financial Planning, Ltd. ("AFP"), an investment adviser registered with the Commission. In fiscal year 2007, approximately ninety percent of G&C's revenue was derived from commissions and fees from financial services, including commissions from sales of variable annuities; the remaining approximately ten percent of revenue was derived from tax preparation and accounting services. G&C was registered with the Commission as an investment adviser from 2000 through 2006. G&C's common stock is quoted on the OTC Bulletin Board under the symbol "GTAX."

2. Prime Capital Services, Inc. ("PCS") is a wholly-owned subsidiary of G&C that provides securities brokerage services. It is registered with the Commission as a broker-dealer and is a member of the Financial Industry Regulatory Authority. A significant percentage of the revenue generated by PCS from 1999 through February 2007 came from sales of variable annuities. PCS operates under a management agreement with G&C under which PCS remits revenues to G&C, and G&C pays various expenses for PCS including personnel compensation, training, and marketing costs associated with free-lunch seminars that are provided by PCS's registered representatives and are used to recruit new customers. Prior to November 2003, marketing for the seminars was provided by G&C's in-house telemarketing department; since November 2003, G&C has paid for marketing and PCS has reimbursed G&C pursuant to the management agreement. PCS and G&C consolidate their financial statements and are under common control.

Background

3. From approximately November 1999 through February 2007 (the "relevant period"), four representatives associated with Respondent PCS who were employed by Respondent G&C (the "registered representatives") offered and sold variable annuities to senior citizen customers in Delray Beach, Boynton Beach, Melbourne and Boca Raton. Most of the registered representatives' customers had attended G&C's free-lunch seminars in south Florida communities, during which the four representatives touted PCS's financial services in general and, during most

[1] The findings herein are made pursuant to the Entity Respondents' Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

of the relevant period, variable annuities in particular. The seminar script, which the representatives used during their presentations, had been provided to them by PCS.

4. Variable annuities are long-term investments with an insurance component. The insurance component provides a death benefit for the owner's beneficiaries, guaranteeing that they will receive at least the amount of principal the owner invested (excluding any withdrawals or outstanding loans), regardless of the variable annuity's investment value at the time of the insured person's death. Earnings accumulate on a tax deferred basis and are taxed as ordinary income upon withdrawal. Each variable annuity contract includes subaccounts to which a contract owner may allocate premiums. The subaccounts invest in underlying funds which have investment objectives similar to retail mutual funds, such as growth, income or maintaining a stable $1 NAV. Variable annuity issuers charge fees that include annual mortality, expense and administrative fees, and advisers of the underlying funds charge fees for the management of the funds. The variable annuities the registered representatives sold were also structured so that a sales charge was not incurred upon purchase but was instead charged if, during the first six to eight years, the owner surrendered the contract for cash, withdrew funds above a certain amount from the account, or exchanged the variable annuity for another annuity. Those charges, called surrender charges, were highest during the initial years of the variable annuity, typically starting at approximately six to eight percent of the amount the customer invested. The charges decreased over the surrender period. The owner of a variable annuity contract can reallocate his or her investment among the available subaccounts offered through the variable annuity without incurring surrender charges.

5. During some or all of the relevant period, the registered representatives induced customers into purchasing variable annuities by means of material misrepresentations and omissions. For example: the registered representatives sometimes told customers that the principal invested in the variable annuity was guaranteed not to lose money, without disclosing that the guarantee was triggered by the death of an annuitant, and without disclosing that until the annuitant's death the value could fluctuate and decline; they sometimes promised customers that the customers would receive a guaranteed return on their investment without disclosing that such return would be paid only over the course of the annuitization period if, in the future, the customers elected to annuitize; they sometimes told customers they would have access to their invested money whenever they needed it, omitting to tell them about charges for early withdrawals above a certain amount; they often failed to disclose to customers the ownership costs of variable annuities, which in some cases were more than three percent annually of the invested amount. Certain written disclosures provided to customers, and other records in customers' files, were incomplete and/or inaccurate, and in some cases were altered after the customer signed to make it appear that disclosures had been provided and that the sales were suitable when, in fact, they were not.

6. Many of the variable annuities sold by the registered representatives were unsuitable investments based on the customers' ages, incomes, liquid assets and investment objectives. For example, because of their advanced age, some customers who wanted full access to their money were unlikely to outlive the period during which they would pay surrender fees on their variable annuities, and other customers were induced to invest more than seventy-five percent of their liquid assets in variable annuities with limitations and/or fees on withdrawals. In addition, variable annuities limited access to the invested principal in a way that was expressly contrary to some customers' objectives for their money.

7. During times when Florida authorities had revoked or restricted the license of Eric J. Brown ("Brown"), one of the registered representatives in Respondent PCS's Delray Beach office, another of the registered representatives, Matthew J. Collins, ("Collins") signed as the associated person on the account for variable annuities Representative Brown solicited. Thus, on paperwork for the customer and the variable annuity issuing company, Representative Collins misrepresented who sold the variable annuity.

8. Compared to other investment products, which generally paid less than three percent in sales commissions, the variable annuities sold by the registered representatives generally paid approximately a six percent gross sales commission to Respondent PCS. As compensation, PCS typically paid out approximately half of the sales commission to three of the registered representatives, and as much as seventy percent of the sales commission to the fourth registered representative. During the relevant period, PCS and three of the registered representatives each earned millions of dollars in sales commissions from variable annuity transactions, and the fourth registered representative earned hundreds of thousands of dollars.

9. During the relevant period, based on the recommendations of the registered representatives, at least twenty-three customers were induced to buy at least thirty-five variable annuities, investing an aggregate of nearly $5 million.

10. Most of twenty-three customers who bought variable annuities from the registered representatives met these representatives at free-lunch seminars that Respondent G&C marketed and arranged. At the free-lunch seminars, the registered representatives discussed tax and financial planning, including during most of the relevant period, variable annuities. After the seminars, the customers were invited to schedule private appointments with the registered representatives. The variable annuities were sold in one-on-one sales meetings at Respondent PCS's offices in Delray Beach, Boynton Beach, Melbourne and/or Boca Raton, Florida.

11. Respondent G&C's free-lunch seminars were instrumental in providing a steady stream of variable annuity customers to the registered representatives. G&C arranged and marketed the seminars, including identifying prospective customers, sending them invitations, otherwise advertising the seminars, preparing presentation materials, and training PCS representatives to make seminar presentations. Many members of the public who attended seminars ultimately purchased variable annuities through PCS's registered representatives, and those representatives recruited almost all their customers at G&C's free-lunch seminars.

12. From at least 1999 through 2007, the president of Respondent PCS and/or PCS's chief compliance officer had supervisory authority over the registered representatives because they had the ability to control the representatives' conduct by, among other things, terminating their employment, withholding their compensation, levying fines, requiring heightened supervision if they determined there was a need of closer oversight, or any combination of those and other measures. The president of PCS, Michael P. Ryan, held his position from at least 1999 through 2007, and the chief compliance officer, Rose M. Rudden, was the highest ranking compliance officer from at least 2004 through 2007. The chief compliance officer also participated in branch examinations and reviews of variable annuity transactions.

13. Respondent PCS had written supervisory procedures, including procedures specifically pertaining to the sale and supervisory review of variable annuity transactions. PCS's president was responsible for implementing PCS's written supervisory procedures. However, neither the president nor PCS put systems in place to implement many of the written supervisory procedures. Therefore, PCS's and its president's supervision of the registered representatives could not reasonably be expected to detect or prevent their violations of the federal securities statutes, rules and regulations.

14. At times during the relevant period, a supervisor in Respondent PCS's Boca Raton office was the direct supervisor for one of the registered representatives, Mark W. Wells, ("Wells"), and in Delray Beach, Representative Collins was the direct supervisor for Representative Brown. The direct supervisors were responsible for reviewing variable annuity transactions for suitability and approving them if they were suitable or rejecting them if they were not. The Boca Raton supervisor approved certain variable annuity transactions of Representative Wells and failed to review others. In Delray Beach, Representative Collins failed to review Representative Brown's variable annuity transactions.

15. During all or part of the relevant period, Respondent PCS's president, chief compliance officer, and/or supervisors in Boca Raton and Delray Beach failed to respond reasonably to red flags of wrongdoing in the variable annuity sales practices of the registered representatives, and thereby failed to detect or prevent their violations of the federal securities statutes, rules and regulations.

<u>Variable Annuity Sales at PCS's Delray Beach and Boynton Beach Branch Offices</u>

16. Representative Brown's misrepresentations to variable annuity customers included misleading statements and material omissions about access to invested money, guaranteed minimum returns and/or guarantees against losses. Some of Representative Brown's customer files included inaccurate information about customers' net worth, liquid assets and/or income.

17. Representative Brown made material misrepresentations and omissions, and/or sold unsuitable variable annuities to senior citizen customers, including in the following instances:

a. In 2000 and 2001, Representative Brown induced an elderly couple into buying at least ten variable annuities, including several that were purchased by partially surrendering the variable annuity contracts Representative Brown sold them a year earlier. The purchases and redemptions generated more than $50,000 in sales commissions for Respondent PCS, of which more than $20,000 was paid out to Representative Brown. As a result of the transactions, more than three-quarters of the couple's liquid assets was invested in illiquid variable annuities. No supervisor reviewed or approved the transactions.

b. In 1999 and 2000, Representative Brown induced a 76-year-old widow to rearrange her diversified portfolio of stocks and bonds so that eighty percent of her assets was invested in variable annuities with surrender periods during which time access to her money would be limited. The concentration in variable annuities was unsuitable and contrary to the customer's investment objectives. The sales generated approximately $16,000 in commissions for

Representative Brown and approximately the same amount in net commissions to Respondent PCS. Among the transactions Representative Brown orchestrated was the purchase of a variable annuity and its subsequent liquidation for reinvestment in another variable annuity at a cost of $20,000 in surrender charges for the early withdrawal. No supervisor reviewed or approved the transactions.

c. In 2000, Representative Brown induced a 68-year-old widow to use money from a maturing bank certificate of deposit to buy a variable annuity in her retirement account. Documents surrounding the variable annuity investment included a forged customer signature with the customer's name misspelled. Respondent PCS's president and chief compliance officer later confirmed with a handwriting expert that the customer's signature was not genuine. Representative Brown earned approximately $3,000 in sales commissions and Respondent PCS earned slightly more. No supervisor reviewed or approved the transaction.

d. In 2001, Representative Brown induced a 79-year-old customer to partially redeem a variable annuity to fund a new variable annuity purchase. The exchange caused the customer to lose approximately $20,000 worth of the death benefit in the original variable annuity. When the customer noticed it, he was within the time period to reverse the transaction at no cost and instructed Representative Brown to do so. Representative Brown delayed. The customer died. The customer's widow lost approximately $20,000 in death benefit due to Representative Brown's misconduct. No supervisor reviewed or approved the exchange that caused the customer to lose approximately $20,000 worth of death benefits.

18. Representative Collins, who was Representative Brown's supervisor from 2002 to 2005, failed to review or approve variable annuity business Representative Brown wrote. Respondent PCS's ranking compliance officer was advised of this in an October 2003 branch exam that noted Representative Collins's failure to supervise Representative Brown.

19. In December 2003, the State of Florida Department of Financial Services revoked Representative Brown's license to sell insurance. In April 2004, Representative Brown consented to reinstatement of his insurance license with a restriction that prohibited him from marketing variable annuities to new customers over the age of 65. During the period when his license was revoked or restricted, Representative Brown continued to solicit variable annuity business including to customers over the age of 65. Representative Collins, who was Representative Brown's supervisor at those times, knew of the revocation and subsequent restriction and took no action to curtail Representative Brown's activities. In fact, for new variable annuity customers over the age of 65 whom Representative Brown solicited in violation of his licensing restriction, Representative Collins signed the paperwork and misrepresented himself as the associated person on the account. In addition, Respondent PCS's president and chief compliance officer knew of Representative Brown's solicitations during the period when his license was revoked and/or restricted but did not take action to stop his marketing activities. It was not until February 2005 that they placed him on "heightened supervision," requiring that Representative Brown's variable annuity sales be reviewed before being submitted to the variable annuity issuing companies.

20. Monthly reports in 2004 and annual branch exams from the Delray Beach and Boynton Beach offices from 2003 through 2006, which Respondent PCS's chief compliance

officer reviewed, included descriptions of disclosure and documentation deficiencies and details of Representative Brown's unsuitable variable annuity sales to senior citizen investors. For example, branch exams revealed that for Representative Brown's variable annuity transactions, disclosure forms were missing or missing key information, that elderly customers had invested high percentages of their liquid assets in illiquid variable annuities, and that no supervisor had reviewed certain transactions. The monthly reports Representative Collins submitted to the compliance department in 2004, and an evaluation of Representative Brown's free-lunch seminar that the chief compliance officer reviewed, also indicated that during times when Representative Brown's insurance license was revoked or restricted, he continued to market variable annuities at Respondent G&C's free-lunch seminars without regard to specific, state-imposed limitations on his marketing activities.

21. Representatives Brown and Collins made material misrepresentations and omissions, and/or sold unsuitable variable annuities to senior citizen customers, including in the following instances:

a. In 2005, Representative Brown recommended to a disabled customer's father that he invest all of his son's liquid assets in a variable annuity with an eight-year surrender period. The disabled customer had an annual income of approximately $13,000 and was neither consulted on the investment nor signed any of the forms authorizing it. Representative Brown knew the customer's father had signed his son's name on the forms. Representative Collins purported to guarantee the customer's signature, although neither he nor Representative Brown had ever met the customer, or had seen any documentation verifying the customer's signature. A supervisor approved the transaction.

b. In 2004 and 2005, Representative Brown induced an octogenarian couple to exchange six variable annuities that they owned for six others that he recommended, costing them more than $61,000 in surrender fees. At the time, Representative Brown was prohibited by state orders from marketing variable annuities to new customers over the age of 65, and Representative Collins signed as the associated person on the account for the transactions. A supervisor approved the transactions after discussing them with Respondent PCS's chief compliance officer.

c. In 2004, Representative Brown induced a septuagenarian couple to buy two variable annuities at a time when Representative Brown's insurance license was revoked. Representative Brown's name and representative information is crossed out on the paperwork for the transactions, and Representative Collins, who was Representative Brown's supervisor at the time, signed as the associated person on the account. Representative Brown initially was credited with the sales commission of more than $5,000. No other supervisor reviewed or approved the transactions.

d. In 2004, Representative Brown induced a 72-year-old customer to buy a variable annuity at a time when Representative Brown was prohibited from marketing variable annuities to new customers over the age of 65. Representative Collins's name, information and signature appear on the paperwork for the customer's transaction as the associated person on the account in places where Representative Brown's information is crossed out, and Representative Collins earned a sales commission of more than $1,000. Representative Collins

was Representative Brown's supervisor at the time of the transaction, but no other supervisor reviewed or approved the transaction.

Variable Annuity Sales at PCS's Melbourne, Florida Branch Office

22. During the time period from late 2003 through 2004, one of the registered representatives, Kevin J. Walsh ("Walsh") refused to submit most of his variable annuity business to his supervisor for review, which violated Respondent PCS's written supervisory procedures. Representative Walsh's supervisor complained numerous times about Representative Walsh's misconduct to Respondent PCS's chief compliance officer, who acknowledged the problem and involved PCS's president in addressing the behavior. During the time period when Representative Walsh refused to submit his variable annuity business for supervisory review, the chief compliance officer did not curtail Representative Walsh's sales activities; Representative Walsh continued to sell hundreds of variable annuities during that time. The chief compliance officer took no remedial action against Representative Walsh for his misconduct. Representative Walsh earned approximately $385,000 in sales commissions from his variable annuities business in 2004, and PCS retained approximately the same amount from those transactions.

23. Representative Walsh's misrepresentations to variable annuity customers included misleading statements and material omissions about access to invested money, guaranteed minimum returns and/or guarantees against losses. In some cases, Representative Walsh selected subaccount allocations for the variable annuity investments that were inconsistent with customers' investment objectives. Some of Representative Walsh's customer files included inaccurate information about customers' net worth, liquid assets and/or income.

24. Branch exams from the Melbourne office from 2003 through 2006, which Respondent PCS's chief compliance officer reviewed, included details of unsuitable variable annuity sales to senior citizen investors. For example, branch exams reflected that Representative Walsh's business was almost exclusively selling variable annuities to senior citizens, and investing high percentages of those elderly customers' liquid assets in illiquid variable annuities. The branch exams also reflected missing explanations of investments, missing disclosures – including costs associated with variable annuities – and purported disclosures that customers had not acknowledged receiving.

25. Representative Walsh made material misrepresentations and omissions, and/or sold unsuitable variable annuities to senior citizen customers, including in the following instances:

a. In 2005, Representative Walsh induced a 69-year-old customer to convert her two retirement portfolios into two variable annuities with seven-year surrender periods during which access to her money was limited. Although the customer wanted to participate in market returns, Representative Walsh invested her entirely in money market subaccounts within her two variable annuities. The customer's paperwork contains multiple inaccuracies, including the purported issuance of a prospectus dated several months after the transaction, and a length of investment experience that would have required the customer to have started investing at age eleven. Representative Walsh earned nearly $6,000 in sales commissions. More than a month after the transaction, a supervisor retroactively approved one of the two variable annuities the

customer bought. His approval was based on the tax benefits of the investment, even though the assets had previously been in a tax-advantaged retirement account. No supervisor reviewed or approved the other variable annuity.

b. In 2004, Representative Walsh induced an octogenarian customer to invest $100,000 – or about seventy-five percent of her liquid assets – in a variable annuity, earning Representative Walsh more than $2,000 in sales commissions. A supervisor retroactively approved the transaction months after the sale on grounds that did not apply to the customer's circumstances, including that the customer, who was already in the lowest tax bracket, would benefit from tax deferral available for a variable annuity.

c. In 2004 and 2005, Representative Walsh induced a 77-year-old customer to invest in two variable annuities, earning Representative Walsh and Respondent PCS nearly $8,000 each in sales commissions. After the customer learned of an annual administrative charge that he said Representative Walsh did not disclose at the time of sale, the customer terminated his investments and paid $12,000 in early withdrawal charges. Disclosure forms in the customer's file indicate that after the customer signed them, Representative Walsh added information about fees and other terms of the investment. The transactions were retroactively approved by a supervisor months after the sales.

d. In 2001, Representative Walsh induced an 80-year-old customer to invest more than three quarters of his liquid assets in variable annuities. Representative Walsh earned more than $6,000 in sales commissions in transactions that were not reviewed by a supervisor, and limited the customer's access to his money for eight years.

Variable Annuity Sales at PCS's Boca Raton, Florida Office

26. The misrepresentations of Representative Wells to variable annuity customers included misleading statements and material omissions about access to invested money, guaranteed minimum returns and/or guarantees against losses. Some of Representative Wells's customer files included inaccurate information about customers' net worth, liquid assets and/or income.

27. Annual branch exams from the Boca Raton office from 2004 through 2006, which Respondent PCS's chief compliance officer reviewed, included details of unsuitable variable annuity sales to senior citizen investors, including high percentages of elderly customers' liquid assets invested in illiquid variable annuities, and ongoing deficiencies in disclosure forms provided to customers to explain the terms of their variable annuity investments. In addition, net worth figures frequently matched figures for liquid assets, even where customers already owned variable annuities.

28. The supervisor of the Boca Raton branch office, who reviewed the 2004 and 2005 Boca Raton branch exams, advised Respondent PCS's chief compliance officer in 2004 that she was having difficulty managing her duties as supervisor for Representative Wells and others, and sought assistance reviewing variable annuity transactions for suitability. The chief compliance officer took no action in response to the Boca Raton office supervisor's concerns, which left Representative Wells and others with supervision their supervisor had indicated was inadequate.

29. Paperwork for Representative Wells's variable annuity customers contain patterns that indicate the sales were unsuitable for individual customers' needs and circumstances. As one example, Representative Wells's customer disclosure forms acknowledging understanding of the terms of the investment were initialed by Representative Wells's assistant, not the customers. This is evident from the handwriting of the initials, which belonged to Representative Wells's sales assistant and bears no resemblance to the customers' authentic signatures. As another example, explanations of the reason for investing in variable annuities are not initialed by customers, as required by the firm's form.

30. Representative Wells made material misrepresentations and omissions, and/or sold unsuitable variable annuities to senior citizen customers, including in the following instances:

a. In 2004 and 2005, Representative Wells induced a 71-year-old woman to liquidate her retirement account and invest all of her retirement savings – which was more than half her net worth – in variable annuities. Representative Wells earned more than $5,000 in sales commissions. The Boca Raton supervisor approved some of the transactions, but others were not reviewed by a supervisor.

b. In 2004 and 2005, Representative Wells induced a 65-year-old retiree into buying six variable annuities in his trading and retirement accounts, thereby subjecting the customer to limitations for eight years on about two-thirds of his liquid assets. Representative Wells earned more than $16,000 in sales commissions. The Boca Raton supervisor approved some of the transactions, but others were not reviewed by a supervisor.

c. In 2006, Representative Wells induced an 80-year-old widow to exchange a variable annuity that was out of its surrender period for a new one that limited her access to half her net worth for six years. Representative Wells earned more than $6,000 in sales commissions. Despite a comparison that showed the customer's new annuity would cost more in fees and be worth less in the future than her old one, and despite the customer's age and concentration of her net worth in the variable annuity, the Boca Raton supervisor approved the transaction as suitable.

d. In 2003 and 2004, Representative Wells induced a 67-year-old widow to invest nearly eighty percent of her liquid assets in variable annuities with surrender periods as long as eight years, earning nearly $15,000 in sales commissions. Representative Wells's assistant discouraged the customer from seeking a comparison form that Florida requires be offered to variable annuity customers by instructing her to initial a box declining the comparison; neither Representative Wells nor the Boca Raton supervisor questioned the sales assistant's written indication that the customer should decline the comparative information form. Paperwork in the customer's file indicates signed documents were copied and altered. The Boca Raton supervisor approved some of the transactions, but others were not reviewed by a supervisor.

e. In 2007, Representative Wells induced a septuagenarian couple to invest $100,000 of their approximately $148,000 in liquid assets in a variable annuity with a seven-year surrender period, earning him more than $3,000 in sales commissions. The transaction was approved by a supervisor.

f. In 2006, Representative Wells induced a retired couple to buy matching variable annuities, generating for himself more than $4,000 in sales commissions. The customers did not understand the fee structure of their investments, and were misled regarding the returns they could expect. The transactions were approved by a supervisor after the application was submitted to the variable annuity issuing company.

Supervisory Failures of Respondent PCS

31. Respondent PCS had written supervisory procedures, including some specifically pertaining to the sale and supervisory review of variable annuity transactions. However, PCS did not have a system in place to implement the written supervisory procedures. Therefore, the firm's supervision of the registered representatives could not reasonably be expected to detect or prevent their violations of the federal securities statutes, rules and regulations. For example, PCS failed to implement the firm's written supervisory procedures in the following ways:

a. Respondent PCS failed to implement a system for review and follow-up of branch exams that reasonably could have been expected to detect and prevent violations of the federal securities laws by the registered representatives. The chief compliance officer and the Boca Raton supervisor reviewed branch exams from Delray Beach, Boynton Beach, Melbourne and/or Boca Raton that included repeated indications of fraudulent and/or unsuitable variable annuity sales by the registered representatives, such as missing or deficient disclosure documents, patterns of similar customer profiles for which variable annuities were not suitable, and repeated instances of elderly customers investing large percentages of their assets in variable annuities.

b. Respondent PCS failed to implement a system for supervisory review and approval of variable annuity transactions that reasonably could have been expected to detect and prevent violations of the federal securities laws by the registered representatives. The registered representatives sold many variable annuities that were never reviewed by a supervisor, or were not reviewed by a supervisor until long after the transaction. Certain variable annuity transactions of the registered representatives were unsuitable based on information in the customers' files.

c. Respondent PCS failed to implement a system for responding to customer complaints that reasonably could have been expected to detect and prevent violations of the federal securities laws by the registered representatives. The registered representatives' variable annuity customers sent numerous complaints to the firm, regarding, among other things, the unsuitability of their investments, misrepresentations and omissions during sales meetings, and in one instance, forgery. PCS's chief compliance officer, who drafted many of the replies to customers, inadequately investigated the complaints and instead relied on the statements of the registered representatives, who had no oversight in responding to customers' complaints of their variable annuity sales practices. While PCS documented the complaints and replies, there was no action by the firm in response to complaints that reasonably would have led to detection and prevention of the registered representatives' securities law violations.

d. Respondent PCS failed to implement a system to comply with state regulatory orders, such as the revocation and restriction of Representative Brown's insurance license. Had PCS implemented a system to enforce the restriction on Representative Brown's sales of variable annuities, it is likely that Representative Brown's fraudulent sales of variable annuities would have been prevented and detected.

e. Respondent PCS also failed to implement a reasonable system for supervision of Representative Brown, including failure to devote adequate resources to his supervision. In particular, PCS's president unreasonably delegated Representative Brown's supervision from 1999 to 2001 to a former chief compliance officer at PCS. The former chief compliance officer complained to the president that she was having difficulty managing her dual responsibilities as chief compliance officer and Representative Brown's supervisor, and told the president that she needed help supervising him effectively. The president's delegation to her while she was burdened with compliance responsibilities was unreasonable because she told him she was overwhelmed by her duties, and he failed to follow up to determine whether the delegated responsibilities were being exercised diligently.

32. As a result of the conduct described above, Respondent PCS willfully violated: Section 17(a) of the Securities Act of 1933 ("Securities Act") and Section 10(b) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 10b-5 thereunder, which prohibit fraudulent conduct in the offer and sale of securities and in connection with the purchase or sale of securities; Section 15(c) of the Exchange Act, which prohibits a broker or dealer from engaging in fraudulent conduct in connection with the purchase or sale of securities; and Section 17(a) of the Exchange Act and Rule 17a-3 thereunder, which require brokers and dealers to make and keep current certain books and records relating to its business for prescribed periods of time and furnish them to the Commission as necessary and appropriate for the public interest; and failed reasonably to supervise pursuant to Section 15(b)(4)(E) of the Exchange Act with a view to prevent and detect the registered representatives' violations of the federal securities statutes, rules and regulations.

33. As a result of the conduct described above, Respondent G&C willfully aided, abetted and caused Respondent PCS's violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, which prohibit fraudulent conduct in the offer and sale of securities and in connection with the purchase or sale of securities and of Section 15(c) of the Exchange Act, which prohibits a broker or dealer from engaging in fraudulent conduct in connection with the purchase or sale of securities.

Undertakings

The Entity Respondents have undertaken to:

34. Retain an Independent Compliance Consultant:

a. G&C shall retain, within 30 days of the date of entry of this Order, the services of an Independent Compliance Consultant not unacceptable to the staff of the Commission and a majority of the independent directors of G&C. The Independent Compliance Consultant's compensation and expenses shall be borne exclusively by G&C or its affiliates. G&C shall require that the Independent Compliance Consultant conduct a comprehensive review of G&C's and its subsidiaries' supervisory, compliance, and other policies, practices and procedures related to variable annuities designed to prevent and detect breaches of the federal securities laws by G&C, its subsidiaries, and employees. This review shall include, but shall not be limited to, a review of variable annuity marketing activities, sales practices, supervisory procedures, and training thereon. G&C and its subsidiaries' and employees shall cooperate fully with the Independent Compliance Consultant and shall provide the Independent Compliance Consultant with access to files, books, records, and personnel as reasonably requested for the review.

b. G&C shall require that, at the conclusion of the review, which in no event shall be more than 180 days after the date of entry of this Order, the Independent Compliance Consultant submit a Report to the independent directors of G&C and to the staff of the Commission. The Report shall address the issues described in paragraphs III.3 through III.33, inclusive, of this Order, and shall include a description of: the review performed; the conclusions reached; the Independent Compliance Consultant's recommendations for changes in and/or improvements to policies, practices and procedures concerning all aspects of variable annuity marketing, sales, supervisory reviews and training thereon; the Independent Compliance Consultant's recommendations for a procedure to implement the recommended changes to the policies, practices and procedures of G&C's and/or its subsidiaries; and the Independent Compliance Consultant's recommendation for a process to test the changes or improvements to ensure G&C and/or its subsidiaries' policies, practices and procedures comply with federal securities laws and the rules of self-regulatory organizations pertaining to variable annuities.

c. G&C shall adopt all recommendations with respect to it and to its subsidiaries contained in the Report of the Independent Compliance Consultant; provided, however, that within 30 days after the date of the submission of the Report described in paragraph 34.b, above, G&C shall in writing advise the Independent Compliance Consultant and the staff of the Commission of any recommendations that it considers to be unnecessary or inappropriate. With respect to any recommendation that G&C considers unnecessary or inappropriate, G&C need not adopt that recommendation at that time but shall propose in writing an alternative policy, practice, procedure or system designed to achieve the same objective or purpose.

d. As to any recommendation with respect to G&C's or its subsidiaries' policies, practices and procedures on which G&C and the Independent Compliance Consultant do not agree, such parties shall attempt in good faith to reach an agreement within 60

days of the date of the Report. In the event G&C and the Independent Compliance Consultant are unable to agree on an alternative proposal acceptable to the staff of the Commission, G&C and its subsidiaries will abide by the determinations of the Independent Compliance Consultant.

e. G&C (i) shall not have the authority to terminate the Independent Compliance Consultant, without the prior written approval of the majority of the independent directors of G&C and the staff of the Commission; (ii) shall compensate the Independent Compliance Consultant, and persons engaged to assist the Independent Compliance Consultant, for services rendered pursuant to the Order at their reasonable and customary rates; (iii) shall not be in and shall not have an attorney client relationship with the Independent Compliance Consultant and shall not seek to invoke the attorney client or any other doctrine or privilege to prevent the Independent Compliance Consultant from transmitting any information, reports, or documents to the independent directors of G&C or to the Commission.

f. G&C shall require that the Independent Compliance Consultant, for the period of the engagement and for a period of two years from completion of the engagement, shall not enter into any employment, consultant, attorney client, auditing or other professional relationship with G&C or any of its subsidiaries, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. G&C shall require that any firm with which the Independent Compliance Consultant is affiliated in performance of his or her duties under the Order shall not, without prior written consent of the independent directors of G&C and the staff of the Commission, enter into any employment, consultant, attorney client, auditing or other professional relationship with G&C or any of its subsidiaries, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement.

g. G&C shall require the Independent Compliance Consultant to review all responses to the mailing it sends to customers under paragraph 39, below, and determine whether any further disclosures to customers is prudent. If so, G&C shall require the Independent Compliance Consultant to prepare such further disclosures and G&C shall provide such further disclosure to customers.

35. PCS and G&C shall prohibit Representatives Wells and Collins from selling variable annuities to anyone over the age of 59.5 until such time as the Independent Compliance Consultant has completed its review and new policies and practices are in place.

36. Until such time as the Independent Compliance Consultant has completed its review and new policies and practices are in place, PCS and G&C shall require that all variable annuity sales in Florida to customers over the age of 59.5 be subject to the following reviews prior to any application being sent to variable annuity issuing companies: (1) principal review and approval, and (2) a second review by the Independent Compliance Consultant, who is empowered to reject or modify any such sale, for the duration of the Independent Compliance Consultant's contractual relationship with G&C.

37. PCS and G&C shall prohibit PCS's president, Michael P. Ryan, and chief compliance officer, Rose M. Rudden, from any and all involvement in variable annuity marketing, sales, reviews, or approvals until such time as the Independent Compliance Consultant has

completed its review and new policies and practices are in place. This undertaking is not intended to prohibit PCS's president from involvement in strategic corporate decisions related to the product mix of G&C or its subsidiaries. Until such time as the Independent Compliance Consultant has completed its review and new policies and practices are in place, the president and chief compliance officer shall be prohibited from involvement in all other activities relating to variable annuities, including but not limited to, marketing of variable annuities, the development of marketing materials regarding the sales of variable annuities, the development of training materials for registered representatives regarding the sales of variable annuities, the development or dissemination of materials used at free-lunch or other seminars and workshops, and the sale or review or approval of specific variable annuity transactions. During the period of the Independent Compliance Consultant's review, the Entity Respondents will communicate to all registered representatives a written internal protocol, directing them to appropriate compliance and supervisory staff for consultation on questions regarding variable annuities and will designate one compliance professional and appropriate supervisory staff who will have final decision-making authority and responsibilities with respect to variable annuities. After the Independent Compliance Consultant has completed its review and new policies and practices are in place, the president's and the chief compliance officer's involvement with variable annuity marketing, sales, reviews, or approvals will be on terms consistent with the recommendations of the Independent Compliance Consultant.

38. PCS shall notify all customers whose variable annuity transactions are described in this Order that, if they have any complaint regarding their variable annuity and such variable annuity was sold by PCS and the complaint was not previously settled by PCS and the customer, then PCS will for the next three years, extend to that customer the opportunity to cancel his or her variable annuity contract, and further that PCS shall refund to the customer all fees paid, including surrender fees, mortality and expense fees, contract fees and management fees, but that PCS shall not be responsible for any market losses of the principal invested. Notice of the customers' opportunity shall be provided in plain English in a letter not unacceptable to the staff of the Commission.

39. PCS shall provide to all variable annuity customers who were over the age of 59.5 at the time they purchased their variable annuities from the registered representatives identified in the Order during the period June 30, 2004 to June 30, 2009 a letter in plain English and not unacceptable to the staff of the Commission which describes their investment and states that the information in the letter is being provided pursuant to a settlement with the Commission in an administrative enforcement action.

40. Deadlines: For good cause shown, the Commission staff may extend any of the procedural dates set forth in the Undertakings.

IV.

In view of the foregoing, the Commission deems it appropriate and in the public interest to impose the sanctions agreed to by the Entity Respondents. Accordingly, pursuant to Section 8A of the Securities Act of 1933 and Sections 15(b) and 21C of the Securities Exchange Act of 1934 it is hereby ORDERED that:

A. Respondent PCS shall cease and desist from committing or causing any violations and any future violations of Section 17(a) of the Securities Act and Sections 10(b), 15(c) and 17(a) of the Exchange Act and Rules 10b-5 and 17a-3 thereunder.

B. Respondent G&C shall cease and desist from committing or causing any violations and any future violations of Section 17(a) of the Securities Act and Sections 10(b) and 15(c) of the Exchange Act and Rule 10b-5 thereunder.

C. Respondent PCS is censured.

D. Respondent G&C is censured.

E. Respondent PCS shall pay disgorgement of $97,389.05 and prejudgment interest of $46,873.53, for a total payment of $144,262.58. Disgorgement and prejudgment interest shall be paid within twenty (20) days from issuance of this Order. Respondent G&C shall pay $1 in disgorgement and civil penalties of $450,000. Respondent G&C's payments shall be made in the following installments: $1.00 in disgorgement and $53,824.28 of the penalty amount paid within twenty (20) days of the issuance of this Order ("First Installment"); $198,087.86 paid within 180 days from issuance of this Order ("Second Installment"), and $198,087.86 paid within 364 days from issuance of this Order ("Third Installment") with post-judgment interest due on the Second and Third Installments. If any payment is not made by the date the payment is required by this Order, the entire outstanding balance of disgorgement, prejudgment interest, and civil penalties, plus any additional interest accrued pursuant to SEC Rule of Practice 600 or pursuant to 31 U.S.C. 3717, shall be due and payable immediately, without further application. Payments shall be: (A) made by United States postal money order, certified check, bank cashier's check or bank money order; (B) made payable to the Securities and Exchange Commission; (C) hand-delivered or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Stop 0-3, Alexandria, VA 22312; and (D) submitted under cover letter that identifies Respondents PCS and G&C as Respondents in these proceedings, the file number of these proceedings, a copy of which cover letter and money order or check shall be sent to Andrew M. Calamari, Associate Director, Division of Enforcement, Securities and Exchange Commission, 3 World Financial Center, 4th Floor, New York, NY 10281-1022.

F. Pursuant to Section 308(a) of the Sarbanes-Oxley Act of 2002, a Fair Fund is created for the disgorgement, interest and penalties referenced in paragraph IV.E. above. Regardless of whether any such Fair Fund distribution is made, amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, the Entity Respondents agree that they shall not, after offset or reduction in any Related Investor Action based on the Entity Respondents payment of disgorgement in this action, argue that they are

entitled to, nor shall they further benefit by offset or reduction of any part of Respondent G&C's payment of a civil penalty in this action ("Penalty Offset"). If the court in any Related Investor Action grants such a Penalty Offset, the Entity Respondents agree that they shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission's counsel in this action and pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a "Related Investor Action" means a private damages action brought against the Entity Respondents by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

G. The Entity Respondents shall comply with the undertakings enumerated in Section III paragraphs 34 through 39, above.

By the Commission.

Elizabeth M. Murphy
Secretary